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EXHIBIT 11
- ----------

                    ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                                    FORM 10-Q

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                Three Months                  Six Months
                                               Ended June 30,                Ended June 30
                                              ----------------              --------------
                                           1996           1995           1996           1995
                                          ------         ------         ------         ------
Net income (loss) applicable to
common shares (A)                       $ 1,328,000   $ (1,888,000)   $ 1,660,000   $ (4,266,000)
                                        ===========   ============    ===========   ============

Primary:
  Weighted average common shares
     outstanding for the period          24,003,000     23,999,000     24,001,000     23,999,000

Dilutive stock options -
  based on the treasury stock
  method using average market
  price                                     293,000             --        141,000             --
                                        -----------   ------------    -----------   ------------

TOTALS                                   24,296,000     23,999,000     24,142,000     23,999,000
                                        ===========   ============    ===========   ============

Fully diluted:
  Weighted average shares outstanding    24,003,000     23,999,000     24,001,000     23,999,000
Dilutive stock options -
  based on the treasury stock
  method using the period-ended
  market price if higher than
  the average market price                  293,000             --        248,000             --
                                        -----------   ------------    -----------   ------------

TOTALS                                   24,296,000     23,999,000     24,249,000     23,999,000
                                        ===========   ============    ===========   ============

Income (loss) per common and
  common equivalent share:

  Primary                               $       .05   $       (.08)   $       .07   $       (.18)

  Fully diluted (B)                     $       .05   $       (.08)   $       .07   $       (.18)

(A) Prior period amount has been restated to reflect a change in the valuation method of accounting for inventory from the LIFO method to the FIFO method.

(B) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for statement of operations presentation because it results in dilution of less than 3 percent.


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